FOURTH AMENDMENT
to the
GENERAL CABLE CORPORATION
DEFERRED COMPENSATION PLAN

(Amended and Restated December 14, 1998)

General Cable Corporation, a Delaware Corporation, hereby adopts this amendment to the General Cable Corporation Deferred Compensation Plan (“Plan”).  This amendment is adopted pursuant to Section 11.1 of the Plan.

1.

Article 1 of the Plan is hereby amended by inserting the following definition as Section 1.22 and renumbering the remaining sections of Article I accordingly:

“1.22

’Merger Date’ shall mean June 27, 2007.”

2.

Section 1.24 of the Plan is hereby amended by adding the following to the end thereof:

“This Plan reflects this merger effective June 27, 2007 of the Supplemental Executive Retirement Plan of General Cable Corporate (Amended and Restated Effective as of June 27, 2007) into this Plan.”

3.

Section 1.29 of the Plan is hereby amended to read as follows:

“’Special Trust Fund’ shall mean the assets of the Trust held by the Trustee under the Trust Agreement that are allocable to: (i) Deferral Contributions made by the Company to the Trust pursuant to Section 4 below; (ii) SERP Contributions; and (iii) income resulting from such contributions.”

4.

Article 1 of the Plan is hereby amended by inserting the following definitions as Section 1.41 through 1.45 and renumbering the remaining sections of Article 1 accordingly:

“1.41

‘SERP’ shall mean the Supplemental Executive Retirement Plan of General Cable Corporation (Amended and Restated Effective as of June 27, 2007).

1.42

‘SERP Account’ shall mean the account established and maintained for each Participant pursuant to Section 7.3 below.

1.43

‘SERP Benefit Distribution Election’ shall mean the benefit distribution election made by a SERP Participant pursuant to Section 3.2 of the SERP and his/her Acknowledgement of Amendment of the Supplemental Executive Retirement Plan of General Cable Corporation.

1.44

‘SERP Contribution’ shall mean, with respect to a SERP Participant, an amount equal to the balance standing to the credit of such Participant in his/her account under the SERP as of the date immediately prior to the Merger Date.

1.45

‘SERP Participant’ shall mean an individual who was a participant in the SERP immediately prior to the Merger Date.”

5.

Article 3 of the Plan is hereby amended by adding the following Section 3.7 to the end thereof:

“3.7  SERP Participant.  A SERP Participant shall become a Participant in this Plan effective as of the Merger Date.”

6.

The Plan is hereby amended by adding the following Article 4A to read as follows:

“4A.

PRIOR SERP CONTRIBUTION

4A.1

SERP Contribution.   Effective as of the Merger Date, or as soon as administratively practicable thereafter, the Company shall contribute to the Special Trust Fund on behalf of each SERP Participant his/her SERP Contribution  A Participant's SERP Contribution shall be allocated to his/her SERP Account.

4A.2

Payment of Benefits.  In the event that a Participant’s employment is terminated for any reason, the Trustee shall pay from the Special Trust Fund to the Participant, or, in the event of his/her death, his/her Beneficiary, as applicable, an amount equal to the Participant's nonforfeitable interest in his/her SERP Account in the form elected by the Participant pursuant to his/her SERP Benefit Distribution Election.  Payment of such amount shall commence within ninety (90) days of the date Participant's employment terminates.  The above notwithstanding, if the Participant is a Specified Employee, no payment shall be made hereunder earlier than the sixth month anniversary of such Specified Employee’s employment termination.

 4A.3

Vesting.

(a)

A Participant’s nonforfeitable (vested) interest in his/her SERP Account shall be determined by multiplying the amount standing to his/her credit in his/her SERP Account by the appropriate percentage from the following table:

Participant is Continuously Employed with the Employer from Restatement Effective Date Through	Participant's Vested Percentage
June 27, 2008	20%
June 27, 2009	40%
June 27, 2010	60%
June 27, 2011	80%
June 27, 2012	100%

(b)

Acceleration of Vesting.  A Participant shall become 100% vested in his/her SERP Account upon:

(1)

his/her attainment of Age 62 while in the employ of the Employer; or

(2)

the occurrence of any of the following events while in the employ of the Employer:

(i)

Termination of Employment due to Disability or

(ii)

Termination of Employment due to death;

(3)

his/her involuntary termination of employment with the Employer without Cause.”

7.

Section 6.1 of the Plan is hereby amended to read as follows:

“6.1

Special Trust Fund.  The Benefits payable under the Plan pursuant to Articles 4A and 9 shall first be provided by the Special Trust Fund. The Special Trust Fund shall consist of all Deferral Contributions and SERP Contributions, all investments made therewith, all proceeds thereof and all earnings and profits thereon, less payments made therefrom, all of which shall be accounted for separately from any and all contributions contributed by the Company to the Trust under the Benefit Equalization Plan. The Special Trust Fund shall be held in accordance with the Plan and the Trust Agreement entered into between the Company and the Trustee. The Trust Agreement may from time to time be amended in the manner therein provided.”

8.

Article 7 of the Plan is hereby amended by adding the following Section 7.3 to the end thereof:

“7.3

SERP Account.  The Trustee shall establish and cause to be maintained a separate account for each SERP Participant to be known as the Participant's SERP Account, which shall consist of:

(a)

The SERP Contribution made on behalf of such Participant pursuant to Section 4A.1 of this Plan; and

(b)

The Participant's allocable share of income and expenses and realized and unrealized gains and losses of the Special Trust Fund.

A Participant's SERP Account shall be established by the Company for bookkeeping purposes only, and no separate fund shall be segregated by the Company for the benefit of the Participant, except under the terms of the Trust.”

9.

Article 8 of the Plan is hereby amended to read as follows:

“8.

INDIVIDUALLY DIRECTED INVESTMENTS

8.1

No Right to Direct Investments.  A Participant shall not have the right to exercise independent control over the assets in the Special Trust Fund allocated to his or her Individual Investment Account or SERP Account.

8.2

Right to Make Recommendations.  The Administrative Committee shall establish procedures so that a Participant may recommend to the Trustee in writing or by any other means regarding any and all actions that the Participant desires the Trustee to take with respect to the assets in the Special Trust Fund allocated to his or her Individual Investment Account and SERP Account.  The above notwithstanding, a Participant shall have no right to make recommendations with regard to that portion of his or her Individual Investment Account which consists of Restricted Stock or Stock Awards.”

10.

Section 10.1 of the Plan is hereby amended to read as follows:

“10.1

Hardship Withdrawals.  In an event of an Unforeseen Emergency, a Participant may withdraw from his or her Individual Investment Account and/or SERP Account an amount (i) equal to or less than the aggregate of all Deferral Contributions and (ii) necessary to meet the Unforeseen Emergency. The Administrative Committee shall establish procedures to effect such Withdrawals.  In addition, the withdrawal shall be subject to the rules and conditions contained in Code Section 409A and regulations thereunder.”

11.

Article 11 of the Plan is hereby amended to read as follows:

“11.1

Amendment.  The Company may amend the Plan at any time and from time to time and any amendment may have retroactive effect, including, without limitation, amendments to the amount of contributions; provided, however, that no amendment shall (i) reduce the value of a Participant’s Individual Investment Account or SERP Account or (ii) change the form or timing of payment of the Benefit with respect to contributions contributed prior to the date of amendment.

11.2

Termination.  While the Plan is intended to be permanent, the Company may at any time terminate or partially terminate the Plan. Written notice of such termination or partial termination, setting forth the date and terms thereof, shall be given to the Administrative Committee. Upon a termination of the Plan, whether in writing or in operation, or upon a complete discontinuance of allocations thereunder, (i) the Administrative Committee shall remain in existence and (ii) all of the provisions of the Plan shall remain in full force to the extent not inconsistent with the termination, so long as Individual Investment Accounts SERP Accounts remain unpaid.

11.3

Distribution of Special Trust Fund.  Upon termination of the Plan, the Company, in its sole discretion, may elect to terminate the Trust. Upon termination of the Plan, the Company, in its sole discretion, may elect to distribute the balance of each Participant’s Individual Investment Account and SERP Account. Such distribution may be (i) in the form pursuant to the Benefit Distribution Election made by the Participant under Sections 4.7 or 4A.2 above, including any subsequent changes if allowed pursuant to Section 4.8 above or (ii) in a lump sum payment. In such event the payment of each Participant’s Individual Investment Account and/or SERP Account to such Participant or Beneficiary shall commence or be made, as the case may be, as soon as practicable after the determination of the value of the Participant’s Individual Investment Account and/or SERP Account.”

This amendment shall be effective as of June 27, 2007.

IN WITNESS WHEREOF, and as evidence of the adoption of this amendment, the Employer has caused the same to be executed by its duly authorized officers this 27th day of June, 2007.

ATTEST:

GENERAL CABLE CORPORATION

/s/ Jeffrey J. Whelan

/s/ Robert J. Siverd

Assistant Secretary

Authorized Officer